                                                                    EXHIBIT 99.1

                                  PRESS RELEASE


Media Contact:        901-434-8100

Investor Contact:     901-818-7468

                                                           FOR IMMEDIATE RELEASE

FEDEX, USPS FORGE TWO NEW SERVICE AGREEMENTS
AMERICAN PUBLIC GAINS GREATER CHOICE, RELIABILITY AND CONVENIENCE

MEMPHIS, Tenn. (Jan. 10, 2001) - FedEx Express, a subsidiary of FedEx Corp. (NYSE: FDX), and the U.S. Postal Service (USPS) today approved two service contracts - one for domestic air transportation of postal express shipments, the other for placement of FedEx drop boxes at U.S. post offices. This public-private alliance will provide greater choice, reliability and convenience for American consumers.

The two seven-year service agreements are expected to generate approximately $7 billion for FedEx over the term of these agreements. They include the following:


- FedEx Express, the world's largest express transportation company, will provide air capacity for transportation of certain postal services. The air transportation agreement is expected to take effect in late August and will generate approximately $6.3 billion in revenue.

- FedEx Express will have the option to place a self-service drop box in every U.S. postal location. This non-exclusive retail agreement will be launched with an operational test in February, and FedEx expects to place more than 10,000 drop boxes throughout the country within the next 18 months. FedEx expects this to produce approximately $900 million in increased drop box revenues.

Even after both service agreements take effect, FedEx Express and the U.S. Postal Service will continue to operate competitively, maintaining the separate services on which the American public has come to rely. The Postal Service will not pick up or deliver any FedEx packages, and

FedEx employees will not accept or deliver U.S. mail. In addition, FedEx and USPS have no plans to co-brand, and neither plans to alter current features of service.

"Whenever the public and private sectors work together, the real beneficiary is the American public," said Frederick W. Smith, Chairman, President and CEO of FedEx Corp. "These two service agreements will create a winning business situation. The U.S. Postal Service will gain a single air transportation provider for most of its Express and Priority Mail which cannot travel solely by surface. FedEx will gain an expanded retail network to grow our business. Most importantly, our customers and the American public will win with greater choice, flexibility and convenience."

"These agreements will leverage two great networks - the extensive reliability of the FedEx air network and the coast-to-coast retail presence of the United States Postal Service," said Postmaster General William Henderson.

"The two agreements are expected to generate revenue of approximately $7 billion with excellent operating margins over the seven-year term and are consistent with our goals of improving margins, cash flows and returns," said Alan B. Graf Jr., Executive Vice President and Chief Financial Officer of FedEx Corp. "In addition, we expect to invest between $350 and $400 million over the seven-year period to provide services under these agreements. We believe this is a superior business alliance agreement, and it contains appropriate provisions regarding minimum volume levels, prompt payment terms, reimbursement of most network expansion costs and other key understandings to ensure both parties achieve their goals and benefits under these agreements."

The agreements have been approved by the USPS Board of Governors and the FedEx Corp. Board of Directors.

ABOUT THE AIR TRANSPORTATION AGREEMENT

FedEx Express will provide approximately 3.5 million pounds of airlift capacity every day - the equivalent of about 30 wide-body DC10 aircraft. FedEx aircraft will carry predominantly unitized shipments, pre-sorted by the postal service into sacks, trays, tubs or containers.

Most shipments will be transported on FedEx aircraft that are idle during the day, though some additional aircraft and equipment may be needed. FedEx Express will hire new employees, including pilots, aircraft mechanics and cargo handlers, with the largest initial impact on Memphis operations. Under this non-exclusive nationwide air transportation agreement, the USPS can continue to use carriers other than FedEx.

ABOUT THE RETAIL AGREEMENT

The additional FedEx drop boxes will provide more convenient self-service locations for FedEx Express services. This retail agreement is expected to benefit all FedEx customers, from small, neighborhood businesses and individual shippers to large, worldwide accounts. All U.S. customers will have greater access to the FedEx network that already includes about 10,000 staffed locations, such as FedEx World Service Centers-Registered Trademark-and FedEx Authorized ShipCenters-Registered Trademark- as well as 34,000 self-service drop boxes.

FedEx will pay annual fees to the USPS for drop-box placements. After initial implementation, USPS may seek similar agreements with other shipping companies.

Certain statements made in this press release may be considered forward-looking statements, such as statements relating to management's views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic and competitive conditions in the markets we serve, matching capacity to volume levels and other factors which can be found in FedEx Corp.'s and its subsidiaries' press releases and filings with the SEC.

ABOUT FEDEX CORP.

With annual revenues of $19 billion, FedEx Corp. is the premier global provider of transportation, logistics, e-commerce and supply chain management services. The company offers integrated business solutions through a network of subsidiaries operating independently, including: FedEx Express, the world's largest express transportation company; FedEx Ground, North America's second largest provider of small-package ground delivery service; FedEx Logistics, an integrated logistics, technology and transportation-solution company; FedEx Custom Critical, the world's largest provider of expedited time-critical shipments; and FedEx Trade Networks, a provider of customs brokerage, consulting, information technology and trade facilitation solutions. More than
2.5 million customers are connected electronically through the FedEx information network.

                                 ###